Exhibit 99.1

WASTE CONNECTIONS ANNUAL SHAREHOLDERS MEETING RESULTS

TORONTO, ONTARIO, May 17, 2024 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced the results of its Annual Meeting of Shareholders (the “Meeting”). All eight director nominees in the Company’s 2024 management information circular and proxy statement were nominated at the Meeting and elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote are:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Andrea E. Bertone	214,920,820	96.81	7,078,922	3.18
Edward E. “Ned” Guillet	211,975,139	95.48	10,024,603	4.51
Michael W. Harlan	210,154,898	94.66	11,844,844	5.33
Larry S. Hughes	220,948,973	99.52	1,050,769	0.47
Elise L. Jordan	220,196,541	99.18	1,803,201	0.81
Susan “Sue” Lee	220,260,734	99.21	1,739,008	0.78
Ronald J. Mittelstaedt	218,197,830	98.28	3,801,912	1.71
Carl D. Sparks	221,808,705	99.91	191,037	0.08

All director nominees were elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter, with each receiving a majority of the total votes cast in respect of his or her election.

The shareholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers as disclosed in the proxy statement (“Say-on-Pay”).

The shareholders approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2024 and authorized the Company’s Board of Directors to fix the auditor’s remuneration.

Final voting results on all matters considered at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

CONTACT:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com